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                                                                      Exhibit 23



                         Consent of Independent Auditors


The Board of Directors
Genesis Health Ventures, Inc.:

We consent to incorporation by reference in registration statement 333-53043 on Form S-8 of Genesis Health Ventures, Inc., of our reports dated February 14, 2001, relating to the consolidated balance sheets of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows and the consolidated financial statement schedule for each of the years in the three-year period ended September 30, 2000, which reports appear in the September 30, 2000 annual report on Form 10-K of Genesis Health Ventures, Inc.

Our report refers to a change in the method of accounting for costs of start-up activities effective October 1, 1999.

Our report also contains an explanatory paragraph that states that the Company has suffered recurring losses in each of the years in the three-year period ended September 30, 2000 and, as of September 30, 2000 has a shareholders' deficit. In addition, the Company and its consolidated affiliate, The Multicare Companies, Inc. are in default of various loan agreements and on June 22, 2000 filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and consolidated financial statement schedule do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

                                                KPMG LLP

Philadelphia, Pennsylvania
February 14, 2001